CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 39 to Registration Statement Amendment No. 33-53746 on Form N-1A of our report dated January 25, 2017, relating to the financial statements and financial highlights of Pioneer International Equity Fund (the "Fund"), a portfolio of Pioneer Series Trust VIII, appearing in the Annual Report on Form N-CSR of the Fund for the year ended November 30, 2016. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and
"Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement


Deloitte & Touche LLP


Boston, Massachusetts
March 24, 2017